UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2024

Charlotte’s Web Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

British Columbia	000-56364	98-1508633
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Tech Court Louisville, Colorado	80027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 617-7303

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 11, 2022, Charlotte’s Web Holdings, Inc. (the “Company”) entered into a Promotional Rights Agreement (the “MLB Promotional Rights Agreement”) with MLB Advanced Media L.P., on its own behalf and on behalf of Major League Baseball Properties, Inc., the Office of the Commissioner of Baseball, The MLB Network, LLC and the Major League Baseball Clubs (collectively, “MLB”), pursuant to which the Company entered into an exclusive strategic partnership with MLB to promote the Company’s new NSF-Certified for Sport® product line. On February 5, 2024, the Company and MLB entered into an amendment to the MLB Promotional Rights Agreement (the “Amendment”), whereby the term of the MLB Promotional Rights Agreement was extended through December 31, 2027, with an aggregate rights fee of $23 million for the remainder of the term.

MLB is the owner of 6,119,121 common shares of the Company which represents approximately 4% of the total outstanding common shares of the Company.

The foregoing description of the MLB Promotional Rights Agreement and Amendment does not purport to be complete and is qualified in its entirety by reference to (a) the full text of the MLB Promotional Rights Agreement, which was filed as an exhibit to the Company’s Annual Report on Form 10-K that was filed on March 23, 2023, and (b) the Amendment which will be filed as an exhibit to the Company’s Annual Report on Form 10-K to be filed for the year ending December 31, 2023.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 6, 2024 (the “Effective Date”), the Board of Directors of the Company, appointed Matthew McCarthy to the Company’s Board of Directors, until his successor shall have been duly elected and qualified or until his earlier resignation or removal. Mr. McCarthy’s appointment to the Company’s board of directors follows the departure of Susan Vogt, who notified the Company and the board of directors of her immediate retirement from the board of directors, which the Company’s board of directors accepted.

Mr. McCarthy’s appointment to the Company’s Board of Directors is effective immediately. Mr. McCarthy’s term will expire concurrently with the 2024 annual general meeting of the shareholders. There are no arrangements or understandings between Mr. McCarthy and any other person pursuant to which Mr. McCarthy was appointed to the Board of Directors. Mr. McCarthy is not a party to any transaction with the Company reportable under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended. Ms. Vogt’s decision to retire from the board of directors does not relate to any disagreement with the Company, its management or the board of directors on any matter relating to the Company’s operations, policies or practices, including with respect to the Company’s accounting principles, practices or financial statement disclosures.

Mr. McCarthy most recently served as the CEO of Ben & Jerry’s from July 2018 through April 2023, where he led the company through its most significant period of growth to take the #1 market share position in the U.S. ice cream market and operating in over 30 international markets.  He was also a member of Ben & Jerry’s Board of Directors.  During his 26-year tenure at Unilever, Mr. McCarthy held several executive leadership positions including Vice President and General Manager Foods North America, and Senior Director and General Manager US Deodorants and Men’s Grooming, among others. Mr. McCarthy holds a Master of Business Administration in Marketing from Hofstra University and a Bachelor of Arts in Political Science from the University of Massachusetts.

Mr. McCarthy will serve on the Audit Committee and Compensation Committee of the Board.

Item 8.01.	Other Events.

On February 7, 2024, the Company issued a press release announcing the appointment of Matthew McCarthy to the Board of Directors. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release of Charlotte’s Web Holdings, Inc. dated February 7, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHARLOTTE’S WEB HOLDINGS, INC.

Date: February 7, 2024	By:	/s/ Stephen Rogers
Stephen Rogers
Senior Vice President - General Counsel and Corporate Secretary